Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports second quarter 2018 earnings from continuing operations of $362 million, up 21 percent over the prior year, and earnings per share of $0.32, up 28 percent
Solid revenue and pre-tax pre-provision income growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 20, 2018 - Regions Financial Corporation (NYSE:RF) today announced earnings for the second quarter ended June 30, 2018. The company reported net income available to common shareholders from continuing operations of $362 million, an increase of 21 percent compared to the second quarter of 2017. Earnings per diluted share from continuing operations were $0.32, an increase of 28 percent from the second quarter of 2017. Total revenue grew 5 percent while pre-tax pre-provision income grew 6 percent over the prior year. Adjusted pre-tax pre-provision(1) income increased 12 percent.

“Regions is making meaningful progress on its strategic plan to grow revenues, develop deeper customer relationships, deliver enhanced services to the marketplace, and operate more effectively over time,” said John Turner, President and CEO. “We continue to make prudent investments to ensure Regions is well-positioned to meet the needs of today's customers, and also anticipate and meet the needs of tomorrow's customers. Importantly, our deposit base remains strong, and asset quality continues to improve. We are also pleased that our capital planning process led to another successful completion of the Comprehensive Capital Analysis and Review (CCAR).”

Turner added, “Regions also received further recognition for our customer-focused approach to business. Based on customer feedback, Javelin Strategy & Research designated Regions as a Trust in Banking Leader for the second consecutive year, reflecting our reliability in meeting customers' needs and the confidence customers have in Regions to look out for their best interests. Our commitment to service and the quality of our customer interactions are the hallmarks of our business. These qualities are part of the culture that Executive Chairman, Grayson Hall, established during his successful tenure as CEO and will continue to define our comprehensive approach to customer service and relationship banking.”

SUMMARY OF SECOND QUARTER 2018 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2018	3/31/2018	6/30/2017
Income from continuing operations (A)	$378	$414	$316
Income (loss) from discontinued operations, net of tax	(3)	—	—
Net income	375	414	316
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$359	$398	$300
Net income from continuing operations available to common shareholders (A) – (B)	$362	$398	$300

Diluted earnings per common share from continuing operations	$0.32	$0.35	$0.25

Diluted earnings per common share	$0.32	$0.35	$0.25

Second quarter 2018 results compared to first quarter 2018:

•	Net interest income and other financing income increased $17 million, and net interest margin was 3.49 percent, up 3 basis points.

•	Non-interest income increased 1 percent, and 2 percent on an adjusted basis(1).

•	Non-interest expense increased 3 percent, and 2 percent on an adjusted basis(1).

•	Average loans and leases increased $66 million and totaled $80.0 billion; adjusted(1) loans and leases increased $382 million.

◦	Consumer lending balances decreased $95 million, and increased $221 million on an adjusted basis(1).

◦	Business lending balances increased $161 million.

•	Average deposits decreased $175 million and totaled $95.3 billion.

•	Net charge-offs decreased 10 basis points on a reported basis and 8 basis points on an adjusted basis(1) to 0.32 percent of average loans.

•	Non-performing loans, excluding loans held for sale, decreased 1 basis point to 0.74 percent of loans outstanding.

•	Business services criticized loans decreased 14 percent.

•	Allowance for loan and lease losses decreased 1 basis point to 1.04 percent of total loans.

•	Allowance for loan and lease losses as a percent of non-performing loans increased to 141 percent from 140 percent.

Second quarter 2018 results compared to second quarter 2017:

•	Net interest income and other financing income increased 5 percent; net interest margin increased 17 basis points.

•	Non-interest income increased 4 percent, and 6 percent on an adjusted basis(1).

•	Non-interest expenses increased 4 percent, and 1 percent on an adjusted basis(1).

•	Average loans and leases decreased $153 million, and increased $803 million on an adjusted basis(1).

◦	Consumer lending balances increased $30 million, and $986 million on an adjusted basis(1).

◦	Business lending balances decreased $183 million.

•	Average deposits decreased 2 percent.

•	Net charge-offs decreased 2 basis points to 0.32 percent of average loans.

•	Non-performing loans, excluding loans held for sale, decreased 29 basis points to 0.74 percent of loans outstanding.

•	Business services criticized loans decreased 42 percent.

SECOND QUARTER 2018 FINANCIAL RESULTS:
Selected items impacting earnings from continuing operations:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2018	3/31/2018	6/30/2017
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(1)	$(3)	$(7)
Salaries and benefits related to severance charges	(34)	(15)	(3)
Expenses associated with residential mortgage loan sale	—	(4)	—
Securities gains (losses), net	1	—	1
Leveraged lease termination gains	—	4	—
Net provision benefit from residential mortgage loan sale	—	16	—
Gain on sale of affordable housing residential mortgage loans	—	—	5

Diluted EPS impact*	$(0.02)	$—	$—

Pre-tax additional selected items**:
Operating lease impairment charges	$(5)	$(4)	$(7)
Reduction of hurricane-related allowance for loan losses	10	30	—
Visa Class B shares expense	(10)	(2)	(1)
Pension settlement charge	—	—	(10)

* Based on income taxes at a 25.0% incremental rate beginning in 2018, and 38.5% for all prior periods.
** Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

Regions continues to take actions with respect to its Simplify and Grow initiative, including streamlining its structure and refining its branch network while making investments in new technologies, delivery channels and other drivers of growth. Related to this continuous improvement process, the company incurred $34 million of related severance expense during the second quarter, as well as $1 million of expenses associated with previously announced branch consolidations.

Regions also incurred a $5 million net impairment charge reducing the value of certain operating lease assets during the quarter, and $10 million of expense associated with Visa class B shares sold in a prior year.

Lower than anticipated losses associated with 2017 hurricanes resulted in a reduction of the company's remaining hurricane-related loan loss allowance of $10 million.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	6/30/2018	3/31/2018	6/30/2017	2Q18 vs. 1Q18		2Q18 vs. 2Q17
Net interest income and other financing income	$926	$909	$882	$17	1.9%	$44	5.0%
Taxable equivalent adjustment*	12	13	22	(1)	(7.7)%	(10)	(45.5)%
Net interest income and other financing income, taxable equivalent basis (non-GAAP)(1)	$938	$922	$904	$16	1.7%	$34	3.8%
Net interest margin (FTE)	3.49%	3.46%	3.32%

Non-interest income:
Service charges on deposit accounts	$175	$171	$169	$4	2.3%	6	3.6%
Card & ATM fees	112	104	104	8	7.7%	8	7.7%
Wealth management income	77	75	72	2	2.7%	5	6.9%
Capital markets income	57	50	38	7	14.0%	19	50.0%
Mortgage Income	37	38	40	(1)	(2.6)%	(3)	(7.5)%
Bank-owned life insurance	18	17	22	1	5.9%	(4)	(18.2)%
Commercial credit fee income	17	17	18	—	NM	(1)	(5.6)%
Market value adjustments on employee benefit assets**	(2)	(1)	2	(1)	100.0%	(4)	(200.0)%
Securities gains (losses), net	1	—	1	1	NM	—	NM
Other	20	36	24	(16)	(44.4)%	(4)	(16.7)%
Non-interest income	$512	$507	$490	$5	1.0%	$22	4.5%
Total revenue	$1,438	$1,416	$1,372	$22	1.6%	$66	4.8%

Adjusted total revenue (non-GAAP)(1)	$1,437	$1,412	$1,366	$25	1.8%	$71	5.2%

NM - Not Meaningful
* Changes in corporate income tax rates effective in 2018 resulted in a decrease to the taxable equivalent adjustment.
** These market value adjustments relate to assets held for certain employee benefits and are offset within salaries and employee benefits expense.

Comparison of second quarter 2018 to first quarter 2018
Total revenue was $1.4 billion reflecting an increase of 2 percent on both a reported and adjusted basis(1).

Net interest income and other financing income increased $17 million over the prior quarter while net interest margin rose 3 basis points to 3.49 percent. Net interest margin and net interest income and other financing income benefited from higher interest rates and prudent deposit cost management partially offset by a leveraged lease residual value adjustment. One additional day in the quarter benefited net interest income and other financing income by approximately $5 million, but reduced net interest margin by approximately 2 basis points.

Non-interest income increased $5 million on a reported basis, and $8 million on an adjusted basis(1), as increases in service charges, card & ATM fees, wealth management, and capital markets income were partially offset by a decrease in other non-interest income. The decline in other non-interest income was attributable primarily to net gains associated with the sale of certain low income housing investments and a positive valuation adjustment associated with a private equity investment totaling approximately $13 million during the first quarter that did not repeat. In addition, net impairment charges reducing the value of certain operating lease assets increased $1 million during the second quarter.

Reflecting account growth and seasonally higher interchange income, service charges and card & ATM fees increased 2 percent and 8 percent, respectively. Wealth management income increased 3 percent driven by an increase in investment services income.

Investments in capital markets continue to pay off as the company delivered a record quarter, with income totaling $57 million, a 14 percent increase compared to the prior quarter. The second quarter increase was driven primarily by increases in merger and acquisition advisory services and customer derivative activity.

Mortgage income remained stable during the quarter. The company continues to evaluate opportunities to grow its loan servicing portfolio, and in the second quarter, reached an agreement to purchase the rights to service approximately $3.6 billion of mortgage loans with an expected close date of July 31, 2018, subject to customary closing conditions. Increased servicing income is expected to help offset the impact of lower mortgage production associated with rising interest rates and lack of housing supply.

Comparison of second quarter 2018 to second quarter 2017
Total revenue increased 5 percent on both a reported and adjusted basis(1) compared to the second quarter of 2017.

Net interest income and other financing income increased 5 percent. Net interest margin increased 17 basis points. Net interest margin and net interest income and other financing income benefited from higher interest rates and prudent deposit cost management.

Non-interest income increased 4 percent on a reported basis and 6 percent on an adjusted basis(1) driven primarily by growth in capital markets income, card and ATM fees, wealth management income and service charges, partially offset by lower mortgage and bank-owned life insurance income.

Capital markets income increased 50 percent reflecting higher merger and acquisition advisory fees, customer interest rate swap income, and fees generated from securities underwriting and placement. Card and ATM fees increased 8 percent primarily due to higher interchange revenue associated with account growth. Wealth management income increased 7 percent led by growth in investment services income. Service charges income increased 4 percent reflecting continued customer account growth. Partially offsetting these increases, mortgage income declined 8 percent compared to the prior year consistent with lower production volumes, and bank-owned life insurance decreased 18 percent.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	6/30/2018	3/31/2018	6/30/2017	2Q18 vs. 1Q18		2Q18 vs. 2Q17
Salaries and employee benefits	$511	$495	$470	$16	3.2%	$41	8.7%
Net occupancy expense	84	83	85	1	1.2%	(1)	(1.2)%
Furniture and equipment expense	81	81	84	—	NM	(3)	(3.6)%
Outside services	48	47	43	1	2.1%	5	11.6%
FDIC insurance assessments	25	24	26	1	4.2%	(1)	(3.8)%
Professional, legal and regulatory expenses	33	27	28	6	22.2%	5	17.9%
Marketing	25	26	22	(1)	(3.8)%	3	13.6%
Branch consolidation, property and equipment charges	1	3	7	(2)	(66.7)%	(6)	(85.7)%
Visa class B shares expense	10	2	1	8	400.0%	9	NM
Provision (credit) for unfunded credit losses	(1)	(4)	(3)	3	(75.0)%	2	(66.7)%
Other	94	100	112	(6)	(6.0)%	(18)	(16.1)%
Total non-interest expense from continuing operations	$911	$884	$875	$27	3.1%	$36	4.1%
Total adjusted non-interest expense(1)	$876	$862	$865	$14	1.6%	$11	1.3%

NM - Not Meaningful

Comparison of second quarter 2018 to first quarter 2018
Non-interest expense increased 3 percent compared to the first quarter. On an adjusted basis(1), non-interest expense increased 2 percent primarily due to increases in expense associated with Visa class B shares sold in a prior year and increased professional fees associated with higher legal costs. Excluding the impact of severance charges, salaries and benefits decreased $3 million or 1 percent reflecting staffing reductions and lower payroll taxes partially offset by annual merit increases. Consistent with the company's efforts to rationalize and streamline its organization, staffing levels declined by 340 full-time equivalent positions from the prior quarter and approximately 1,100 full-time equivalent positions from the second quarter of the prior year.

The company's reported second quarter efficiency ratio was 62.7 percent and 60.4 percent on an adjusted basis(1), down slightly from the prior quarter. The effective tax rate was 19.2 percent in the quarter and was favorably impacted by excess tax benefits related to the vesting of share-based payments.

Comparison of second quarter 2018 to second quarter 2017
Non-interest expense increased 4 percent compared to the second quarter of the prior year. On an adjusted basis(1), non-interest expense increased 1 percent primarily due to higher salaries and benefits and expense associated with Visa class B shares sold in a prior year. Excluding the impact of severance charges, the increase to salaries and benefits was driven primarily by merit increases and higher production-based incentives, partially offset by staffing reductions.

Loans and Leases

	Average Balances

($ amounts in millions)	2Q18	1Q18	2Q17	2Q18 vs. 1Q18		2Q18 vs. 2Q17
Commercial and industrial	$36,874	$36,464	$35,596	$410	1.1%	$1,278	3.6%
Commercial real estate—owner-occupied	6,315	6,435	6,927	(120)	(1.9)%	(612)	(8.8)%
Investor real estate	5,591	5,720	6,440	(129)	(2.3)%	(849)	(13.2)%
Business Lending	48,780	48,619	48,963	161	0.3%	(183)	(0.4)%
Residential first mortgage*	13,980	13,977	13,637	3	—%	343	2.5%
Home equity	9,792	10,041	10,475	(249)	(2.5)%	(683)	(6.5)%
Indirect—vehicles	2,351	2,248	2,131	103	4.6%	220	10.3%
Indirect—vehicles third-party	909	1,061	1,611	(152)	(14.3)%	(702)	(43.6)%
Indirect—other consumer	1,743	1,531	1,001	212	13.8%	742	74.1%
Consumer credit card	1,245	1,257	1,164	(12)	(1.0)%	81	7.0%
Other consumer	1,157	1,157	1,128	—	—%	29	2.6%
Consumer Lending	31,177	31,272	31,147	(95)	(0.3)%	30	0.1%
Total Loans	$79,957	$79,891	$80,110	$66	0.1%	$(153)	(0.2)%

Adjusted Consumer Lending (non-GAAP)(1)	$30,268	$30,047	$29,282	$221	0.7%	$986	3.4%
Adjusted Total Loans (non-GAAP)(1)	$79,048	$78,666	$78,245	$382	0.5%	$803	1.0%

NM - Not meaningful.
* 2018 average residential first mortgage balances include the impact of a $254 million loan sale during the first quarter of 2018.

Comparison of second quarter 2018 to first quarter 2018
Average loans and leases increased to $80.0 billion in the second quarter. Adjusted(1) average loans and leases increased $382 million reflecting modest growth in the business and consumer lending portfolios.

Adjusted(1) average consumer loans increased 1 percent. Excluding the impact of the first quarter loan sale, average residential first mortgage balances increased $167 million or 1 percent. Average indirect-other consumer loans increased 14 percent as the company continued to expand and grow its point-of-sale portfolio. Average indirect-vehicle loans increased 5 percent, while home equity balances declined 2 percent.

Average balances in the business lending portfolio totaled $48.8 billion reflecting modest growth. Growth in commercial and industrial loans was led by increases in specialized lending. Owner-occupied commercial real estate and investor real estate loans decreased as production increases continue to reduce the impact of maturities and refinancing activity.

Comparison of second quarter 2018 to second quarter 2017
Average loans and leases declined modestly compared to the second quarter of 2017; however, adjusted(1) average loans increased $803 million or 1 percent. The company experienced an 8 percent increase in total new and renewed loan production.

Adjusted(1) average consumer balances increased 3 percent as solid growth in residential first mortgage, indirect-other consumer, indirect-vehicle, consumer credit card, and other consumer loans was partially offset by declines in home equity balances.

Average balances in the business lending portfolio decreased modestly primarily due to elevated loan payoffs and pay downs as well as de-risking efforts within certain loan portfolios throughout the prior year, including decreases in direct energy loans, multi-family investor real estate loans, and medical office building loans. In addition, declines in owner-occupied commercial real estate loans reflect the competitive market and continued softness in loan demand from middle market and small business customers.

Deposits

	Average Balances

($ amounts in millions)	2Q18	1Q18	2Q17	2Q18 vs. 1Q18		2Q18 vs. 2Q17
Low-cost deposits	$88,561	$88,615	$90,484	$(54)	(0.1)%	$(1,923)	(2.1)%
Time deposits	6,692	6,813	7,005	(121)	(1.8)%	(313)	(4.5)%
Total Deposits	$95,253	$95,428	$97,489	$(175)	(0.2)%	$(2,236)	(2.3)%

($ amounts in millions)	2Q18	1Q18	2Q17	2Q18 vs. 1Q18		2Q18 vs. 2Q17
Consumer Bank Segment	$58,152	$57,146	$57,133	$1,006	1.8%	$1,019	1.8%
Corporate Bank Segment	27,160	27,672	27,584	(512)	(1.9)%	(424)	(1.5)%
Wealth Management Segment	8,528	8,942	9,545	(414)	(4.6)%	(1,017)	(10.7)%
Other	1,413	1,668	3,227	(255)	(15.3)%	(1,814)	(56.2)%
Total Deposits	$95,253	$95,428	$97,489	$(175)	(0.2)%	$(2,236)	(2.3)%

Comparison of second quarter 2018 to first quarter 2018
Total average deposit balances decreased modestly to $95.3 billion in the second quarter reflecting continued optimization of the company's deposit portfolio reducing certain higher cost brokered and collateralized deposits. Average low-cost deposits represented 93 percent of total average deposits, and deposit costs totaled 24 basis points, while total funding costs remained low at 52 basis points in the second quarter.

Average deposits in the Consumer segment increased $1.0 billion or 2 percent while average Corporate segment deposits decreased $512 million, or 2 percent driven primarily by customers using liquidity to pay down debt or invest in their businesses, as well as seasonal declines in public fund accounts. Average deposits in the Wealth Management segment declined $414 million or 5 percent and included the impact of ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment decreased $255 million or 15 percent driven primarily by the decision to reduce higher cost retail brokered sweep deposits consistent with the company's current funding strategy.

Comparison of second quarter 2018 to second quarter 2017
Total average deposit balances decreased $2.2 billion or 2 percent from the prior year. Growth in average Consumer segment deposits was offset by strategic reductions in Corporate, Wealth Management, and Other segment deposits.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	6/30/2018	3/31/2018	6/30/2017
ALL/Loans, net	1.04%	1.05%	1.30%
Allowance for loan losses to non-performing loans, excluding loans held for sale	1.41x	1.40x	1.27x
Net loan charge-offs as a % of average loans, annualized	0.32%	0.42%	0.34%
Adjusted net loan charge-offs as a % of average loans (non-GAAP), annualized	0.32%	0.40%	0.34%
Non-accrual loans, excluding loans held for sale/Loans, net	0.74%	0.75%	1.03%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	0.83%	0.85%	1.14%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale*	0.99%	1.02%	1.32%
Total TDRs, excluding loans held for sale	$827	$996	$1,450
Total Criticized Loans—Business Services**	$1,908	$2,223	$3,280
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of second quarter 2018 to first quarter 2018
Broad-based asset quality improvement continued during the second quarter. Non-performing, criticized and troubled debt restructured loans, as well as total delinquencies, all declined. Total non-performing loans, excluding loans held for sale, decreased to 0.74 percent of loans outstanding, the lowest level since 2007. Business services criticized and total troubled debt restructured loans decreased 14 percent and 17 percent, respectively, and total delinquencies decreased 21 percent.

Net charge-offs totaled $62 million or 0.32 percent of average loans compared to $79 million or 0.40 percent of average loans in the previous quarter on an adjusted basis(1). The provision for loan losses approximated net charge-offs during the second quarter and included the release of the company's remaining hurricane-specific loan loss allowance of $10 million. The allowance for loan and lease losses totaled 1.04 percent of total loans outstanding, and 141 percent of total non-accrual loans. However, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits.

Comparison of second quarter 2018 to second quarter 2017
Net charge-offs decreased 2 basis points compared to the second quarter of 2017. The allowance for loan and lease losses as a percent of total loans decreased 26 basis points. Total non-performing loans, excluding loans held for sale, decreased 28 percent, and total business lending criticized loans decreased 42 percent.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2018	3/31/2018	6/30/2017
Basel III Common Equity Tier 1 ratio(2)	11.0%	11.1%	11.5%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	10.9%	11.0%	11.4%
Tier 1 capital ratio(2)	11.8%	11.9%	12.3%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.36%	8.54%	9.30%
Tangible common book value per share (non-GAAP)(1)	$8.97	$8.98	$9.28

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.8 percent and 11.0 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 10.9 percent on a fully phased-in basis.

During the second quarter, the company repurchased $235 million or 13 million shares of common stock and declared $100 million in dividends to common shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 84 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

On July 2, 2018, Regions completed the sale of its Regions Insurance subsidiary and affiliates. The after-tax gain associated with the transaction was approximately $200 million and Common Equity Tier 1 capital generated was approximately $300 million. The after-tax gain will be reflected in Regions' third quarter consolidated statements of income as a component of discontinued operations.

During the second quarter, Regions completed the annual Comprehensive Capital Analysis and Review (CCAR) process and received no objection regarding planned capital actions. Capital actions incorporate the capital generated from the sale of Regions Insurance and include up to $2.031 billion in common share repurchases over the next four quarters and a proposed 56 percent increase to its quarterly common stock dividend to $0.14 per common share beginning in the third quarter of 2018. The $2.031 billion share repurchase program was previously approved by the Board of Directors, and the proposed dividend increase will be considered by the Board of Directors at its July 2018 meeting.

(1)	Non-GAAP, refer to pages 7, 11, 12, 17, 23, 24 and 27 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, July 20, 2018, at 2 p.m. ET through Monday, August 20, 2018. To listen by telephone, please dial 1-855-859-2056, and use access code 7489087. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•
The effect of changes in tax laws, including the effect of Tax Reform and any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•
Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

•
Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•
Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

•
Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Net interest income and other financing income (GAAP) is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income (non-GAAP). Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Net interest income and other financing income on a taxable-equivalent basis is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income on a taxable-equivalent basis (non-GAAP). Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance